As filed with the Securities and Exchange Commission on August 27, 2013

Registration No. 333-44471

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Met-Pro Technologies LLC

(successor by merger to Met-Pro Corporation)

(Exact name of registrant as specified in its charter)

Delaware	46-2630972
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

160 Cassell Road, P.O. Box 144 Harleysville, Pennsylvania 19438	19438
(Address of Principal Executive Offices)	(Zip Code)

1997 Met-Pro Corporation Stock Option Plan

(Full title of the plan)

Jeffrey Lang

Chief Executive Officer

CECO Environmental Corp.

4625 Red Bank Road

Cincinnati, Ohio 45227

(416) 593-6543

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Leslie J. Weiss

Barnes & Thornburg LLP

One North Wacker Drive, Suite 4400

Chicago, Illinois 60606

(312) 357-1313

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”), relates to the Registration Statement on Form S-8 (the “Registration Statement”), File No. 333-44471, originally filed by Met-Pro Corporation (now known as Met-Pro Technologies LLC) (the “Company”) with the Securities and Exchange Commission on January 16, 1998, pertaining to the registration of 350,000 common shares of the Company, par value $0.10 per share (“Company Common Stock”), pursuant to the 1997 Met-Pro Corporation Stock Option Plan.

On August 27, 2013, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 21, 2013 and amended as of August 5, 2013, by and among CECO Environmental Corp. (“Parent”), Mustang Acquisition Inc. (“Merger Sub”), Mustang Acquisition II LLC (formerly known as Mustang Acquisition II Inc.) (“Successor Sub”) and the Company, (i) Merger Sub merged with and into the Company (the “First Merger”), with the Company surviving as the surviving corporation of the First Merger, and (ii) promptly thereafter, the Company merged with and into Successor Sub (the “Second Merger”), with Successor Sub surviving as the surviving entity of the Second Merger under the name “Met-Pro Technologies LLC”.

As a result of the First Merger, (i) all outstanding shares of Company Common Stock (other than any shares of Company Common Stock held in treasury, owned by the Company’s subsidiaries or owned by Parent, Merger Sub or Successor Sub) were cancelled and automatically converted into the right to receive either: (A) an amount in cash equal to $13.75 per share of Company Common Stock, without interest, or (B) 1.0843 shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) per share of Company Common Stock, plus cash in lieu of any fractional share of Parent Common Stock, and (ii) the offerings of the Company’s securities pursuant to the Registration Statement have been terminated.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Amendment.

This Amendment shall become effective automatically upon the date of filing in accordance with Rule 464 promulgated under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Met-Pro Technologies LLC certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on August 27, 2013.

MET-PRO TECHNOLOGIES LLC

By:	/s/ Jeffrey Lang
Jeffrey Lang Chief Executive Officer